Summary of Amended Relocation Benefits for
Robert J. Driessnack, Chief Financial Officer

Relocation benefits previously disclosed. Our Chief Financial Officer, Robert J. Driessnack, joined the Company on January 19, 2009. The compensation arrangements for Mr. Driessnack include eligibility to receive full relocation benefits in accordance with our standard program, under which we will reimburse

•	Certain costs associated with transporting and storing normal household goods,
•	Broker’s commissions and closing costs on the sale of his current residence, and
•	Loan fees and closing costs for the purchase of a new residence.

We also will reimburse Mr. Driessnack for additional federal income tax liability incurred if certain moving expenses and other relocation benefits are included in his earned income, subject to limitations based on actual salary and other deductions.

Under our Company relocation program, Mr. Driessnack must reimburse us for a pro rata portion of relocation costs incurred by the Company if he terminates his employment within one year from his start date.

Extended relocation benefits. Our relocation program covers temporary housing costs and other housing benefits for up to six months. Due to the recent dramatic slow-down in the housing market, employees relocating to accept jobs with the Company have had difficulty selling their prior home. During 2009, we have extended relocation benefits on a case-by-case basis for some non-executive employees.

In July 2009, the Compensation Committee of our Board of Directors approved the extension of relocation benefits for Mr. Driessnack. The extension is for an additional twelve months, for a total period of up to eighteen months of relocation benefits, subject to all the terms and conditions of the relocation program.